Exhibit 4.1

MAXIM PHARMACEUTICALS, INC.
AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of September 5, 2005 by and between MAXIM PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of June 15, 2000 (the “Rights Agreement”) (capitalized terms used but not defined herein shall have the meaning assigned to them in the Rights Agreement);

WHEREAS, the Company has been presented with a proposal whereby pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), Magazine Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of EpiCept Corporation (“EpiCept”), a Delaware corporation, would be merged with and into the Company and the Company would be the surviving corporation and a wholly-owned subsidiary of EpiCept (the “Merger”);

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company’s stockholders that the Rights Agreement be amended as set forth in this Amendment to ensure (among other things) that none of the (a) approval, execution, delivery or performance of the Merger Agreement, (b) the public disclosure of the Merger, the Merger Agreement and the transactions contemplated thereby or (c) the consummation of the Merger or any of the transactions contemplated by the Merger Agreement will cause EpiCept, Merger Sub or any of their Affiliates or Associates to become an Acquiring Person or result in a Stock Acquisition Date or otherwise trigger the Rights; and

WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

AMENDMENT

1.                                      Amendment of the Rights Agreement.

1.1          Section 1(a) of the Rights Agreement, which sets forth the definition of “Acquiring Person,” is hereby amended by adding the following new sentence at the end of Section 1(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither EpiCept Corporation (“EpiCept”), a Delaware corporation, nor Magazine Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of EpiCept, nor any of their respective Affiliates or Associates, shall be deemed to be an Acquiring Person in connection with, or as a result of: (i) the approval, execution, delivery or performance of the Agreement and Plan of Merger dated as of September 6, 2005 among EpiCept, Merger Sub and the Company (as it may be amended from time to time, the “Merger Agreement”), or the approval, execution, delivery or performance of any amendment to the Merger Agreement, (ii) the approval, execution, delivery or performance of those certain Voting Agreements and Affiliate Agreements contemplated by the Merger Agreement (the “Ancillary Agreements”) or the approval, execution, delivery or performance of any amendment to any of the Ancillary Agreements, (iii) the approval, execution, delivery or performance of any other documents or instruments contemplated by the Merger Agreement or performance of the transactions contemplated thereby ((i) - (iii), collectively, the “EpiCept Acquisition Documents”), (iv) the public announcement by the Company of the Merger (as defined in the Merger Agreement) or (v) the consummation of the Merger.”

1.2          Section 1(cc) of the Rights Agreement, which sets forth the definition of “Stock Acquisition Date” is hereby amended by adding the following new sentence at the end of Section 1(cc):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Stock Acquisition Date shall be deemed to have occurred in connection with, as a result of or otherwise by reason of (i) the approval, execution, delivery or performance of the EpiCept Acquisition Documents, (ii) the public announcement of the Merger or (iii) the consummation of the Merger.”

1.3          Section 1(gg) of the Rights Agreement, which sets forth the definition of “Triggering Event” is hereby amended by adding the following new sentence at the end of Section 1(gg):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Triggering Event shall be deemed to have occurred in connection with, as a result of or otherwise by reason of (i) the approval, execution, delivery or performance of the EpiCept Acquisition Documents, (ii) the public announcement of the Merger or (iii) the consummation of the Merger.”

1.4          Section 3(a) of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 3(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Distribution Date shall be deemed to have occurred in connection with, as a result of or otherwise by reason of (i) the approval, execution, delivery or performance of the EpiCept Acquisition Documents, (ii) the public announcement of the Merger or (iii) the consummation of the Merger.”

1.5          Section 7(a) of the Rights Agreement is hereby amended by deleting the word “or” that appears immediately prior to the symbol “(ii)” , deleting the parenthetical “(the earlier of (i) and (ii) being herein referred to as the “Expiration Date”)” and deleting the period at the end of Section 7(a) and by adding the following to the end of the amended Section 7(a):

“or (iii) the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).”

1.6          Section 13(a) of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 13(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of (i) the approval, execution, delivery or performance of the EpiCept Acquisition Documents, (ii) the public announcement of the Merger or (iii) the consummation of the Merger, shall constitute a transaction described in this Section 13(a) and none of such matters shall entitle or permit the holders of the Rights to exercise the Rights, or otherwise give the holders of the Rights the right to acquire securities of EpiCept.  In addition, none of EpiCept, Merger Sub or their Affiliates and Associates is, nor shall any of them be deemed to be, a Principal Party by virtue of (i) the approval, execution, delivery or performance of the EpiCept Acquisition Documents, (ii) the public announcement of the Merger or (iii) the consummation of the Merger.”

1.7          A new Section 35 is hereby added to the Rights Agreement reading in its entirety as follows:

“This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time.”

2.             No Other Amendment.  Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification.  By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement.  This Amendment shall become effective following execution and delivery by the Company and the Rights Agent immediately prior to the execution and delivery of the Merger Agreement.  Upon any termination of the Merger Agreement pursuant to the terms of Section 7.1 thereof, or if the Merger Agreement is not executed or delivered, this Amendment shall be cancelled and shall be of no further force or effect.

3.             Governing Law.  This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

4.             Benefits of this Amendment.  Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock).

5.             Effect of Amendment.  In the event of a conflict between this Amendment and the Rights Agreement and the exhibits thereto, this Amendment shall govern.

6.             Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect.

7.             Counterparts.  This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

MAXIM PHARMACEUTICALS, INC.

/s/ Larry Stambaugh
Name: Larry Stambaugh
Title: Chairman of the Board and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Carlos Pinto

Name:	Carlos Pinto

Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT]